CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 1998 of our report dated January 8, 1999 relating to the consolidated financial statements of Shore Bancshares, Inc.
        We also consent to the incorporation by reference in the Registration Statements pertaining to the 1998 Employee Stock Purchase Plan (Form S-8, No. 333-64317) and the 1998 Stock Option Plan (Form S-8, No. 333-64319) of our report dated January 8, 1999 with respect to the consolidated financial statements of Shore Bancshares, Inc. incorporated by reference in the Annual Report on Form 10-K for the year ended December
31, 1998.


/s/ STEGMAN AND COMPANY
-----------------------
STEGMAN AND COMPANY

Baltimore, Maryland
March 25, 1999